                                                                     EXHIBIT 3.1

                        FIRST CERTIFICATE OF AMENDMENT TO

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                STERICYCLE, INC.



       Stericycle, Inc., a Delaware corporation (the "Corporation") certifies that Article 4 of the Corporation's Amended and Restated Certificate of Incorporation has been amended to read as follows by an amendment duly proposed by the Corporation's board of directors and duly adopted by the Corporation's stockholders in the manner and by the vote prescribed by Section 242 of the General Corporation Law of the State of Delaware:

                                    ARTICLE 4

                                  CAPITAL STOCK

                The total number of shares of all classes of stock which the Corporation shall have authority to issue is 31,000,000 shares, divided into two classes as follows: (i) 30,000,000 shares of Common Stock, with a par value of $.01 per share, and (ii) 1,000,000 shares of Preferred Stock, with a par value of $.01 per share.

                Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized to fix by resolution the powers, designations, preferences and relative, participating, optional and other rights, and qualifications, limitations and restrictions, of each series of Preferred Stock, including, without limitation, the dividend rate, conversion rights, voting rights, liquidation preference and redemption price of the series.


       In witness, the Corporation has caused this First Certificate of Amendment to be signed by its President and Chief Executive Officer, Mark C. Miller, on November 3, 1999. His signature below constitutes his affirmation and acknowledgement, under penalties of perjury, that this instrument is the Corporation's act and deed and that the facts stated in this instrument are true.


                                     STERICYCLE, INC.



                                     By   /s/ Mark C. Miller
                                        ----------------------------------------
                                          Mark C. Miller
                                          President and Chief Executive Officer